Exhibit 99.1

FOR IMMEDIATE RELEASE/September 20, 2006

Una S. Ryan, Ph.D.	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Joan Kureczka
AVANT Immunotherapeutics, Inc.	AVANT Immunotherapeutics, Inc.	Kureczka/Martin Associates
(781) 433-0771	(781) 433-0771	(415) 821-2413
	info@avantimmune.com	jkureczka@comcast.net

LATEST GSK REPORT ON SALES OF ROTARIX® EVIDENCES
DISAGREEMENT ON ROYALTY RATE IN PATENT COUNTRIES

NEEDHAM, MA (September 20, 2006):  AVANT Immunotherapeutics, Inc. (NASDAQ: AVAN) today announced that GlaxoSmithKline (GSK) paid royalties on GSK’s sales of Rotarix® rotavirus vaccine in Australia and certain European countries at the lower of two royalty rates under their 1997 license agreement. GSK’s decision to pay the lower royalty rate (which is 70% of the full rate) is based upon GSK’s assertion that Rotarix® is not covered by the patents GSK licensed from AVANT in Australia and these certain European countries. While GSK has shared with AVANT the reasoning underlying its position in general terms, AVANT continues to evaluate GSK’s legal analysis underlying the assertion that its development of Rotarix® takes the vaccine outside the scope of the claims of these licensed patents.

“We are presently analyzing various options to counter GSK’s assertion and protect AVANT’s rights. Although we have sold the bulk of AVANT’s royalties from sales of Rotarix® to Paul Royalty Fund II, L.P. and only retain a residual interest, we are of course disappointed in this news. We maintain an open channel with GSK, which has been one of AVANT’s long-standing strategic partners, and our advisors are hard at work evaluating what we have learned from GSK to date. At the same time, we are determined to take all available steps to enforce our rights under our license agreement with GSK, both regarding the recent sales in Australia and Europe and future sales in the other countries in which we hold patents,” said Una S. Ryan, Ph.D., AVANT President and Chief Executive Officer.

In May 2005, AVANT sold an interest in the royalties payable to AVANT by GSK on worldwide sales of Rotarix® to Paul Royalty Fund II, L.P. (PRF) for up to $61 million. To date, PRF has paid AVANT $50 million. It is AVANT’s view that the $50 million already paid to AVANT by PRF and the potential $11 million in additional milestone payments are not affected by this development.

If AVANT is unable to reverse GSK’s assertion that royalties are payable at the lower rate, the value of AVANT’s residual interest in Rotarix® royalties under its agreement with PRF would be adversely affected. In light of GSK’s position, the royalties to which PRF is entitled will no longer be limited by a

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Latest GSK Report on Sales of Rotarix® Evidences Disagreement on Royalty Rate in Patent Countries
September 20, 2006

$27.5 million annual threshold, which AVANT projected may have been reached in later years as sales of Rotarix® increase. Irrespective of GSK’s position, AVANT will still retain essentially all of the royalties on worldwide sales of Rotarix® once PRF receives 2.45 times the aggregate cash payments it makes to AVANT, though the amount of such residual royalties will be lower if GSK’s position stands. Further information regarding the terms of AVANT’s sale of the Rotarix® royalty interest is available in its prior public announcements and securities filings.

About AVANT Immunotherapeutics, Inc.

AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. Six of AVANT’s products are in clinical development, including a treatment to reduce complement-mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT is also developing a pipeline of bacteria-fighting products for biodefense, travelers’ vaccines, and global health needs based on AVANT’S rapid-protecting, single-dose, oral and temperature stable vaccine technology.

Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect AVANT’s current views with respect to future events. There are a umber of important factors that could cause the actual events to differ materially from those expressed in any forward-looking statement made by AVANT. These factors include, but are not limited to: (1) the interpretation and application intellectual property and patent laws in the United States and in several foreign jurisdictions as they relate to Rotarix®; (2) the process of obtaining regulatory approval for the sale of Rotarix® in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix® by our partner, GSK; (3) GSK’s strategy and business plans to launch and supply Rotarix® worldwide, including in the U.S. and other major markets; (4) our ability to obtain substantial additional funding; (4) AVANT’s expectations regarding cash balances, anticipated royalty payments and expenses, including infrastructure expenses; and (5) other factors detailed from time to time in filings with the Securities and Exchange Commission. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this release, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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